CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust II and to the use of our report dated January 29, 2016 on the financial statements and financial highlights of Linde Hansen Contrarian Value Fund, a series of shares of beneficial interest of Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the November 30, 2015 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 17, 2016